Exhibit 10.21

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of March, 2007, by and between Pharma Base S.A., a Switzerland corporation located at Churerstrasse 166, 8808 Pfáffikon, Switzerland (“Seller”) and Vitacost Inc., a Florida corporation located at 2055 High Ridge Road, Boynton Beach, Florida 33426 (“Vitacost”).

RECITALS

WHEREAS, Vitacost is in the business of distributing dietary supplement and food products;

WHEREAS, Seller is an investor into Vitacost and in the business of distributing raw material dietary ingredients; and

WHEREAS, Seller agrees to sell its ingredient, Japanese Naturally Fermented Co-Enzyme Q-10 (the “Ingredient”), the specifications of which are attached as Exhibit A, to Vitacost so that Vitacost may manufacture and package the Ingredient into dietary supplement and food products (the “Products”) for distribution through its affiliate or sister companies (the “Affiliates”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vitacost and Seller agree as follows:

TERMS

1. Obligation to Supply. Seller has the obligation to ensure a minimum of 500 Kilograms of the Ingredient are available to ship on a monthly basis through the end of this agreement. Vitacost has the obligation to use the material in a minimum of 90% of its NSI SKU’s containing the Ingredient. Seller has the obligation to offer competitive pricing within $25 per kilo versus/amongst the fermentation manufacturers of the ingredient (Asahi, Kaneka & Mitsubishi). The Seller and Vitacost will meet regularly to determine ongoing supply obligations for both parties.

2. Ingredient Ordering and Delivery. Vitacost shall order the Ingredient with a lead time of three weeks and pay for the Ingredient pursuant to 50 day terms. Seller shall ship the product to arrive within three weeks of purchase order receipt. The Seller and Vitacost agree to meet regularly to determine ongoing pricing, FOB Anywhere USA.

3. Term. The term of this Agreement shall be for a period of Three (3) years from the date hereof (the “Initial Term”). At anytime after the first year of the Initial Term, Vitacost may terminate this Agreement upon sixty (60) days advanced written notice. After the Initial Term, this Agreement shall renew on a yearly basis unless either party notifies the other party of its intention to terminate or need to alter this Agreement by no later than (60) days prior to the expiration of any renewal term.

4. Confidentiality. During the term of this Agreement and after its expiration or termination, each party agrees to keep confidential, and to require its respective officers, directors, employees and agents to keep confidential all proprietary information of the other party, including without limitation any information specifically identified by either party prior to disclosure as being confidential information, plans and data concerning products, marketing, sales, customers, and technical or business matters. Disclosure of such confidential information shall be made by either party only to those of its employees and agents who have need to know such information in order to carry on the purposes of this Agreement, and who have agreed to abide by confidentiality requirements at least as restrictive as those set forth herein.

5. Seller as Legitimate Distributor. Seller hereby represents and warrants that it is an approved distributor of the Ingredient in the United States, that the consent of any third party is not needed or required for Seller to sell the Ingredient to Vitacost or enter this Agreement.

6. Notices. All demands, notices and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile, sent by nationally-recognized courier service, or if sent by registered or certified United States mail, return receipt requested, postage prepaid, and addressed to the respective party at the postal address set forth herein or to such other address or addresses as such party may hereafter designate in writing to the other party as herein provided. The present addresses of the parties hereto are set forth above. If personally delivered, notice under this Agreement shall be deemed to have been given and received and shall be. effective when personally delivered. Notice by facsimile and nationally-recognized courier service shall be deemed to have been given when received. Notice by mail shall be deemed effective and complete upon deposit in the United States mail.

7. Entire Agreement and Modification. This Agreement contains the entire agreement of the parties relating to its subject matter and the parties agree that this Agreement supersedes all prior written or oral agreements, representations, and warranties relating to its subject matter. No modification of this Agreement shall be valid unless made in writing and signed by the parties. The individuals signing this Agreement each represents to the other that it has the full right and authority to enter into this Agreement and to perform the obligations set forth herein of such party.

8. Force Majeure. Neither party shall be responsible or liable for any loss, damage, detention or delay caused by fire, strike, civil or military authority, governmental restrictions or controls, insurrection or riot, railroad, marine or air embargoes, lockout, or any Act of God, provided that performance shall, as practicable, recommence immediately upon the cessation of such unavoidable event.

9. Dispute Resolution. The parties hope there will be no disputes arising out of their business relationship. However, if a claim of breach, nonperformance, nonpayment or repudiation should arise related to or connected with this agreement, Purchase Order or any transactions between the parties under this Agreement (a “Dispute”) then the parties agree to attempt to informally resolve the Dispute by Direct Negotiation before initiating any claim related to such Dispute to arbitration or in a court of competent jurisdiction. Direct Negotiation, as used herein, shall mean a meeting (held either by telephone or in-person) between senior business principals designated by each party who have full authority to address and resolve the Dispute. Direct Negotiation is a prerequisite to arbitration or litigation involving all Disputes between the parties except that either party may proceed directly to a court of law or equity to seek emergency injunctive relief or remedy any safety concerns. To initiate Direct Negotiation, the complaining party shall make a written demand on the other by certified mail to the primary address of record and identify therein the nature of the Dispute and all issues which, in the opinion of the complaining party, need to be resolved to restore the business relationship. The Direct Negotiation shall take place during the thirty days following the date of receipt of the demand, at a time and place agreed to by the business principals, and each party agrees to negotiate in good faith in an attempt to resolve the Dispute. The parties agree to exchange relevant information and cooperate in good faith to resolve the Dispute under this provision and to that end, the non-complaining party shall issue a statement which addresses the complaining party’s identified Dispute and/or raises additional issues for resolution prior to the Direct negotiation. If the Dispute remains unresolved following Direct Negotiation or if the Direct Negotiation is not completed within the specified 30-day time period, then the aggrieved parties are released to file suit if they choose to further pursue the Dispute.

10. Publicity. The parties agree not to disclose, either directly or indirectly, the existence or terms of this Agreement or of any differences between the parties, or any disputes that have risen to the level of a matter in mediation or litigation, or any facts, directly or indirectly related to such matters, to the media or any third party.

11. Default and Termination. In the event of a material breach by either party of the terms and conditions of this Agreement (a “Default”), the nonbreaching party may give the other party written notice of such Default. In the event the Default is remedied within ninety (90) days following such notice the notice shall be null and void. If such Default is not remedied within such 90 day period, the nonbreaching party may terminate this Agreement upon the expiration of such remedy period. The rights of termination referred to in this Agreement are not intended to be exclusive and are in addition to any other rights available to the parties in law or in equity. Either party may terminate this Agreement upon notice to the other party if such other party (a) becomes insolvent or bankrupt or (b) files any petition in bankruptcy or (c) permits to be filed any petition in bankruptcy and such petition is not withdrawn within 60 days of such filing.

12. Waiver and Assignment. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any further breach of such term or condition or the waiver of any other term or condition of this Agreement. Neither party shall assign this Agreement or any right or interest herein in part or in whole without the prior written consent of the other party.

13. No Partnership. Nothing in this Agreement shall be construed to give rise to a relationship between the parties hereto as a joint venture or partnership or other relationship than that of independent contractors.

14. Facsimiles. The parties agree that signed facsimile transmitted copies of this Agreement are enforceable.

VITACOST INC, INC.		SELLER

By:	/s/ Ira Kerker	By:	/s/ Russell R. Anderson
Name:	Ira Kerker	Name:	Russell R. Anderson
It’s:	CEO	It’s:	President

EXHIBIT A

Specifications

AsahiKASEI

Asahi Kasei Corporation

Health Care Company

Fine Chemicals & Diagnostics Division

Fine Chemicals Marketing Department

9-1 Kanda Mitoshirocho, Chìyoda-ku

Tokyo 101-8481 Japan

Phone +81-3-3259-5721

Fax +81-3-3259-5713

Specifications and Test Method of Ubidercarenone JP

Product Name: Ubidercarenone JP (Coenzyme Q10)

Ubidercarenone contains not less than 98% of C59H90O4, calculated on the anhydrous basis.

Item	Test Method	Specifications
1. Description	General Rules of Japanese Pharmacopeia (JP)	Yellow to orange crystalline powder
2. Identification (1)	Confirmation of Ubiquinone	Color reaction: Blue color appears
3. Identification (2)	IR	IR: Identical with the standard sample
4. Heavy Metals	JP Heavy Metals Method 4	Not more than 20ppm
5. Arsenic	JP Arsenic Method 3	Not more than 2ppm
6. Related substances	JP Liquid Chromatography	Not more than 1%
7. Water	JP Water Determination	Not more than 0.20%
8. Residue on ignition	JP Residue on Ignition Test	Not more than 0.10%
9. Assay	JP Liquid Chromatography	Not less than 98.5%

Coenzyme Q10 is of a natural origin manufactured by a fermentation process without any chemical modification Containers and storage Containers – Tight containers, Storage-Light-resistant

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